AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED BYLAWS
OF
UNIVERSAL HOSPITAL SERVICES, INC.
(a Delaware corporation)

December 3, 2018

The board of directors (the “Board”) of Universal Hospital Services, Inc., a Delaware corporation (the “Corporation”), duly adopted the amended and restated bylaws of the Corporation as of May 31, 2007 (the “Bylaws”). This amendment to the Bylaws is effective as of the date duly adopted by the Corporation’s Board (the “Effective Date”).

WHEREAS, pursuant to Article VIII of the Bylaws, the Bylaws may be amended by the Board;

WHEREAS, pursuant to Article III,  Section 12, of the Bylaws, any action which may be taken at any annual or special meeting of the Board of the Corporation may be taken without a meeting pursuant to a written consent; and

WHEREAS, as of the date hereof, the Corporation desires to amend its certificate of incorporation to change its name to Agiliti Health, Inc.

NOW, THEREFORE, effective as of the Effective Date, the Bylaws are hereby amended so that each reference to “Universal Hospital Services, Inc.” in the Bylaws is hereby deemed to be amended and replaced, in each case, with “Agiliti Health, Inc.”.

Except as specifically modified herein, the Bylaws remain unmodified and shall continue in full force and effect.

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

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